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                                                                     Exhibit 3.2

                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                              LAS VEGAS SANDS, INC.

                                    ARTICLE I

                                  STOCKHOLDERS

        SECTION 1. Meetings of stockholders shall be held at the principal office of the corporation or at such other place within or without the State of Nevada as the Directors shall determine. Annual meetings shall be held at 10:00 a.m. in the forenoon on the first Monday in May of each year. If that day is a holiday, the meeting shall be on the next business day.

                                   ARTICLE II

                                    DIRECTORS

        SECTION 1. The Board of Directors shall consist of not less than one nor more than 15 Directors. The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution duly adopted by either (a) a vote of a majority of a quorum of the stockholders or (b) a majority of the voting power of the entire Board of Directors then in office, whether or not present at a meeting. Directors need not be stockholders.

        SECTION 2. A regular meeting of the Board of Directors shall be held without notice immediately following the annual meeting of stockholders and at the same place. The Board of Directors may provide for the holding without notice of additional regular

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meetings.

        SECTION 3. Special meetings of the Board of Directors may be called by the President or any director on twenty-four hours notice given personally or by telephone or telegraph or on four days notice by mail. Special meetings shall be held at the place fixed by the Board of Directors for the holding of meetings, or if no such place has been fixed, at the principal business office of the corporation.

        SECTION 4. The holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with the Secretary, or in his absence, with any other officer. Such removal shall be effective immediately, even if successors are not elected simultaneously and the vacancies on the Board of Directors resulting therefrom shall be filled only by the stockholders.

                                   ARTICLE III

                                    OFFICERS

        SECTION 1. The officers of the corporation shall be a Chairman of the Board, President, a Secretary and a Treasurer. The Board of Directors may also choose additional officers, including, but not limited to, vice-presidents and one or more assistant secretaries and assistant treasurers. Two or more offices may be held by the same person. The officers shall be elected annually at the regular meeting of the Board of Directors held after the annual meeting of stockholders and shall hold office only so long as they are satisfactory to the Board of Directors.

        SECTION 2. The Chairman of the Board shall be the principal executive officer of the corporation to put into effect the decisions of the Board of Directors. Subject to such decisions,

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he shall supervise and control the business and affairs of the corporation. He shall preside at meetings of the stockholders and directors.

        SECTION 3. Subject to any specific assignment of duties made by the Board of Directors, the President, Vice-President, the Secretary and Treasurer and their assistants, shall act under the direction of the Chairman of the Board. The President shall perform the duties of the Chairman of the Board when the Chairman of the Board is absent or unable to act. The Vice-President shall perform the duties of the President when the President is absent or unable to act. The Secretary shall prepare and keep minutes of the meeting of the stockholders and the directors and shall have general charge of the stock records of the corporation. The Treasurer shall have custody of the funds of the corporation and keep its financial records. The Chairman of the Board shall have those duties assigned by and act under the direction of the Board of Directors.

                                   ARTICLE IV

Action of the Board of Directors may be at any time taken without meeting upon the written consent thereto, signed by all of the members of the Board of Directors, pursuant to the provisions of NRS 78.315.

                                    ARTICLE V

                                  Miscellaneous

        SECTION 1. The Board of Directors may authorize any officer or agent to enter into any contract or to execute any instrument for the corporation. Such authority may be general or be confined to specific instances.

        SECTION 2. In the absence of the Chairman of the Board, any officer may enter into

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any contract or execute any instrument on behalf of the corporation.

        SECTION 3. All funds of the corporation shall be deposited in such banks as the Board of Directors may select and withdrawn in such manner as the Board of Directors may decide.

        SECTION 4. Certificates representing shares of the corporation shall be in such form as the Board of Directors shall determine. Transfers of shares shall be made only on the stock transfer books of the corporation. The person in whose name shares are recorded on the books of the corporation shall be considered the owner thereof for all purposes by the corporation.

                                   ARTICLE VI

                                   AMENDMENTS

Section 1. These By-Laws may be amended by vote of a majority of the voting power of the full Board of Directors at any meeting and by a vote of a majority of a quorum of the stockholders provided notice of the amendment is given in the notice of the meeting.

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                            CERTIFICATE OF SECRETARY

        I, the undersigned, do hereby certify:

        (1) That I am the duly elected and acting Secretary of LAS VEGAS SANDS, INC., a Nevada corporation; and

        (2) That the foregoing Amended and Restated By-Laws were duly adopted at the meeting of the Board of Directors duly held on the 3rd day of June, 2002

        IN WITNESS WHEREOF, I have hereunto subscribed my name this 3rd day of June, 2002.


                                              By: /s/ David Friedman
                                                 ----------------------------
                                              Name:  David Friedman
                                              Title: Secretary

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